UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 14, 2012
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3738 Oak Lawn Avenue,
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 17, 2012, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Equity, L.P. (“ETE”, and together with ETP, the “Partnerships”) and The Laclede Group, Inc. (NYSE: LG) announced that Southern Union Company, an affiliate of the Partnerships (“Southern Union”), has entered into definitive purchase and sale agreements dated December 14, 2012 (collectively, the “Purchase and Sale Agreements”) with each of Plaza Missouri Acquisition, Inc. (“Laclede Missouri”) and Plaza Massachusetts Acquisition, Inc. (“Laclede Massachusetts”), both of which are subsidiaries of Laclede Gas Company, Inc. (together, the “Laclede Entities”), pursuant to which Laclede Missouri has agreed to acquire the assets of Southern Union's Missouri Gas Energy division, and Laclede Massachusetts has agreed to acquire the assets of Southern Union's New England Gas Company division. The Laclede Group, Inc. is also a party to both of the Purchase and Sale Agreements for the limited purpose of guaranteeing the payment and performance of its subsidiaries under the Purchase and Sale Agreements as set forth therein. Total consideration for the acquisitions, which have been approved by the applicable Boards of Directors of all parties, will be $1.035 billion, subject to customary closing adjustments, less the assumption of approximately $19 million of debt.
The Purchase and Sale Agreements contain customary representations, warranties and agreements by Southern Union and the Laclede Entities, and customary conditions to closing including, in the case of the Missouri Gas Energy division, the approval of the Missouri Public Service Commission, and in the case of the New England Gas Company division, the approval of the Massachusetts Department of Public Utilities, and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The agreements also contain indemnification obligations of Southern Union and the Laclede Entities, and other obligations of the parties and termination provisions. The summary of the Purchase and Sale Agreements in this report does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase and Sale Agreements, which are filed as Exhibits 10.1 and 10.2 hereto, and are incorporated herein by reference.
It is expected that the transactions contemplated by the Purchase and Sale Agreements will close by the end of the third quarter of 2013.
Item 7.01. Regulation FD Disclosure.
On December 17, 2012, the Partnerships and The Laclede Group, Inc. issued a joint press release announcing the entry into the Purchase and Sale Agreements by their respective subsidiaries. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
Forward Looking Statements
This Current Report on Form 8-K may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control, including the risk that the transactions described above may not be consummated or that the anticipated benefits from the transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in ETP's Annual Report on Form 10-K for the year ended December 31, 2011 and other documents filed by ETP from time to time with the Securities and Exchange Commission. ETP undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description of the Exhibit
10.1	Purchase and Sale Agreement dated as of December 14, 2012 among Southern Union Company, Plaza Missouri Acquisition, Inc. and for certain limited purposes The Laclede Group, Inc.

10.2	Purchase and Sale Agreement dated as of December 14, 2012 among Southern Union Company, Plaza Massachusetts Acquisition, Inc. and for certain limited purposes, The Laclede Group, Inc.

99.1	Press release, dated December 17, 2012, announcing the entry into the Purchase and Sale Agreements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
By:Energy Transfer Partners GP, L.P., its general partner

By:Energy Transfer Partners, L.L.C., its general partner

Date: December 17, 2012	/s/ Martin Salinas, Jr. Martin Salinas, Jr. Chief Financial Officer